UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2021

ANIXA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37492	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3150 Almaden Expressway, Suite 250 San Jose, CA	95118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 708-9808

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ANIX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On March 22, 2021, Anixa Biosciences, Inc. (the “Company”) entered into an amended and restated underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC, as representative (the “Representative”) of the underwriters (the “Underwriters”), to issue and sell 4,285,715 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), in an underwritten, firm-commitment public offering pursuant to an effective registration statement on Form S-3 (File No. 333-232067) and a related prospectus and prospectus supplement, in each case filed with the Securities and Exchange Commission (the “Offering”). The public offering price to the public is $5.25 per share of Common Stock, less underwriting discounts and commissions. In addition, the Company granted the Underwriters an option to purchase, for a period of 30 days from the date of the Underwriting Agreement, up to an additional 642,857 shares of Common Stock at the same public offering price.

In connection with the Offering, the Company agreed to pay the Representative an underwriting discount equal to 7.0% of the gross proceeds of the Offering and a management fee equal to 1.0% of the gross proceeds of the Offering. The Company also agreed to pay the Representative $50,000 for non-accountable expenses, an expense allowance of up to.$100,000 for legal fees and other out-of-pocket expenses and $15,950 for closing expenses. The Company agreed to issue to the Representative, or its designees, warrants to purchase up to 300,000 shares of Common Stock (up to 345,000 shares of Common Stock if the over-allotment option is exercised in full) at an exercise price of $6.5625 per share (the “Underwriter Warrants”). The Underwriter Warrants will have a term of five years from the commencement of the sales in the Offering.

The Company estimates that the net proceeds from the Offering will be approximately $20.3 million, or approximately $23.4 million if the Underwriters exercise in full their option to purchase additional shares of Common Stock, in each case after deducting underwriting discounts and commissions and estimated offering expenses. The Offering is expected to close on or about March 25, 2021, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Copies of the Underwriting Agreement and form of Underwriter Warrant are filed as Exhibit 1.1 and 4.1 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference. The foregoing description of the Underwriting Agreement and Underwriter Warrants are qualified in their entirety by reference to such exhibits. A copy of the opinion of Ellenoff Grossman & Schole LLP as to the legality of the shares of Common Stock, Underwriter Warrants and shares of Common Stock issuable upon exercise of the Underwriter Warrants to be issued in the Offering and related consent is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
1.1	Amended and Restated Underwriting Agreement, dated March 22, 2021, between Anixa Biosciences, Inc. and H.C. Wainwright & Co., LLC.

4.1	Form of Underwriter Warrants

5.1	Opinion of Ellenoff Grossman & Schole LLP

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 24, 2021

ANIXA BIOSCIENCES, INC.

By:	/s/ Amit Kumar
Name:	Dr. Amit Kumar
Title:	President and Chief Executive Officer